Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

June 17, 2013	For more information:
Linda Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. REPORTS CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today announced that in connection with a review of the Company’s auditor relationship, on June 6, 2013, a request for proposal was sent to several national accounting firms, including PricewaterhouseCoopers LLP (PwC). On June 11, 2013, PwC informed the Company that it was declining to stand for re-election at the Company’s Annual Meeting of Shareholders and that, accordingly, the auditor-client relationship between PwC and the Company was terminated as of that date.

The Company’s search process to identify a successor accounting firm is underway. The Company will disclose its engagement of a new independent accounting firm once the process has been completed.

As a result of the matters described above, the Company will be withdrawing the proposal to ratify the appointment of PwC as the Company’s independent registered public accountants for the fiscal year ending February 1, 2014 originally planned to be submitted to the Company’s shareholders at the Annual Meeting of Shareholders to be held on June 18, 2013.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com.